Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS FIRST QUARTER 2024 RESULTS
GAAP Revenue Increases 9%; Underlying Revenue Rises 9%
Growth in GAAP Operating Income of 12% and Adjusted Operating Income of 11%
First Quarter GAAP EPS Rises 14% to $2.82 and Adjusted EPS Increases 14% to $2.89

NEW YORK, April 18, 2024 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the first quarter ended March 31, 2024.
John Doyle, President and CEO, said: "We had a terrific start to the year, reflecting continued momentum across our business. For the quarter, we generated 9% underlying revenue growth, 14% adjusted EPS growth, and 80 basis points of margin expansion. With this strong start, we are well positioned for another good year in 2024."
"I am proud of our colleagues' dedication as they focus on helping our clients thrive in a complex and dynamic environment."
Consolidated Results
Consolidated revenue in the first quarter of 2024 was $6.5 billion, an increase of 9% compared with the first quarter of 2023. On an underlying basis, revenue increased 9%. Operating income rose 12% to $1.9 billion. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 11% to $2.0 billion. Net income attributable to the Company was $1.4 billion. Earnings per share increased 14% to $2.82. Adjusted earnings per share increased 14% to $2.89.

Risk & Insurance Services
Risk & Insurance Services revenue was $4.3 billion in the first quarter of 2024, an increase of 9% on both a GAAP and underlying basis. Operating income increased 12% to $1.6 billion, while adjusted operating income increased 11% to $1.6 billion.
Marsh's revenue in the first quarter of 2024 was $3.0 billion, an increase of 9%, or 8% on an underlying basis. In U.S./Canada, underlying revenue rose 8%. International operations produced underlying revenue growth of 8%, reflecting 9% growth in EMEA, 8% growth in Latin America, and 6% growth in Asia Pacific.
Guy Carpenter's revenue in the first quarter was $1.1 billion, an increase of 7%, or 8% on an underlying basis.
Consulting
Consulting revenue was $2.2 billion in the first quarter of 2024, an increase of 9% on both a GAAP and underlying basis. Operating income increased 5% to $432 million, while adjusted operating income increased 9% to $444 million.
Mercer's revenue in the first quarter was $1.4 billion, an increase of 6% on both a GAAP and underlying basis. Health revenue of $538 million increased 10% on an underlying basis. Wealth revenue of $672 million increased 5% on an underlying basis. Career revenue of $215 million increased 1% on an underlying basis.
Oliver Wyman’s revenue in the first quarter of 2024 was $789 million, an increase of 13% on an underlying basis.
Other Items
The Company repurchased 1.5 million shares of stock for $300 million in the first quarter of 2024.
In the first quarter of 2024, the Company issued $1 billion of senior notes and repaid $1 billion of senior notes that matured.
In February, Oliver Wyman completed the acquisition of SeaTec Consulting, a leading provider of consulting, engineering, and digital expertise across the aviation, aerospace and defense, and transportation industries.
In March, Marsh McLennan Agency (MMA) completed the acquisition of Querbes & Nelson and Louisiana Companies, two leading middle-market agencies in Louisiana, and Mercer completed the acquisition of Vanguard's U.S. Outsourced Chief Investment Officer (OCIO) business.

Conference Call
A conference call to discuss first quarter 2024 results will be held today at 8:30 a.m. Eastern time. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event. The webcast is listen-only. Those interested in participating in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s more than 85,000 colleagues advise clients in over 130 countries. With annual revenue of $23 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, or follow us on LinkedIn and X.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from multiple major wars, escalating conflict throughout the Middle East and rising tension in the South China Sea, slower GDP growth or recession, lower interest rates, capital markets volatility and inflation;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations, or the operations of our third party vendors, and result in the disclosure of confidential client or company information;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;
•the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity, data privacy and artificial intelligence regulations;
•our ability to attract, retain and develop industry leading talent;
•our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation such as artificial intelligence;
•our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;
•the impact of changes in tax laws, guidance and interpretations, such as the implementation of the Organization for Economic Cooperation and Development international tax framework, or the increasing number of disagreements with and challenges by tax authorities in the current global tax environment; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries (collectively, the "Company") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning the Company, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$6,473	$5,924
Expense:
Compensation and benefits	3,470	3,207
Other operating expenses	1,078	991
Operating expenses	4,548	4,198
Operating income	1,925	1,726
Other net benefit credits	67	58
Interest income	37	14
Interest expense	(159)	(136)
Investment income	1	2
Income before income taxes	1,871	1,664
Income tax expense	447	412
Net income before non-controlling interests	1,424	1,252
Less: Net income attributable to non-controlling interests	24	17
Net income attributable to the Company	$1,400	$1,235
Net income per share attributable to the Company:
- Basic	$2.84	$2.50
- Diluted	$2.82	$2.47
Average number of shares outstanding:
- Basic	492	495
- Diluted	497	500
Shares outstanding at March 31	493	495

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31
(Millions) (Unaudited)
The Company advises clients in over 130 countries. As a result, foreign exchange rate movements may impact period over period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period over period comparisons of revenue. Non-GAAP underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue*	Currency Impact	Acquisitions/ Dispositions/ Other Impact**	Non-GAAP Underlying Revenue
	2024	2023
Risk and Insurance Services
Marsh	$3,003	$2,744	9%	—	1%	8%
Guy Carpenter	1,148	1,071	7%	—	(1)%	8%
Subtotal	4,151	3,815	9%	—	1%	8%
Fiduciary interest income	122	91
Total Risk and Insurance Services	4,273	3,906	9%	—	1%	9%
Consulting
Mercer (a)	1,425	1,344	6%	(1)%	—	6%
Oliver Wyman Group	789	687	15%	1%	1%	13%
Total Consulting	2,214	2,031	9%	—	1%	9%
Corporate Eliminations	(14)	(13)
Total Revenue	$6,473	$5,924	9%	—	1%	9%
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue*	Currency Impact	Acquisitions/ Dispositions/ Other Impact**	Non-GAAP Underlying Revenue
	2024	2023
Marsh:
EMEA	$1,025	$932	10%	1%	—	9%
Asia Pacific	336	312	8%	(4)%	6%	6%
Latin America	125	115	8%	(3)%	3%	8%
Total International	1,486	1,359	9%	—	2%	8%
U.S./Canada	1,517	1,385	10%	—	1%	8%
Total Marsh	$3,003	$2,744	9%	—	1%	8%
Mercer:
Wealth (a)	$672	$581	16%	—	11%	5%
Health (a)	538	545	(1)%	—	(10)%	10%
Career	215	218	(1)%	(2)%	(1)%	1%
Total Mercer	$1,425	$1,344	6%	(1)%	—	6%

(a)Acquisitions, dispositions and other in 2024 includes a net gain of $21 million from the sale of the U.K. pension administration and U.S. health and benefits administration businesses, that comprised of a $66 million gain in Wealth, offset by a $45 million loss in Health.

* Rounded to whole percentages. Components of revenue may not add due to rounding.
** Acquisitions, dispositions, and other includes the impact of current and prior year items excluded from the calculation of non-GAAP underlying revenue for comparability purposes. Details on these items are provided in the reconciliation of non-GAAP revenue to GAAP revenue tables included in this release.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G and item 10(e) Regulation S-K in accordance with the Securities Exchange Act of 1934. These measures are: non-GAAP revenue, adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and reportable segment basis, for the three months ended March 31, 2024 and 2023. The following tables also present adjusted operating margin. For the three months ended March 31, 2024 and 2023, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue. The Company's adjusted revenue used in the determination of adjusted operating margin is calculated by excluding the impact of certain noteworthy items from the Company's GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2024
Operating income (loss)	$1,565	$432	$(72)	$1,925
Operating margin	36.6%	19.5%	N/A	29.7%
Add (deduct) impact of noteworthy items:
Restructuring (a)	22	11	9	42
Changes in fair value of contingent consideration	5	1	—	6
Acquisition and disposition related costs (b)	1	21	—	22
Disposal of businesses (c)	—	(21)	—	(21)
Operating income adjustments	28	12	9	49
Adjusted operating income (loss)	$1,593	$444	$(63)	$1,974
Total identified intangible amortization expense	$79	$11	$—	$90
Adjusted operating margin	39.1%	20.7%	N/A	32.0%

Three Months Ended March 31, 2023
Operating income (loss)	$1,395	$411	$(80)	$1,726
Operating margin	35.7%	20.2%	N/A	29.1%
Add (deduct) impact of noteworthy items:
Restructuring (a)	32	9	12	53
Changes in fair value of contingent consideration	6	1	—	7
Acquisition related costs (b)	—	17	—	17
Disposal of businesses (c)	—	19	—	19
JLT legacy legal charges (d)	—	(51)	—	(51)
Operating income adjustments	38	(5)	12	45
Adjusted operating income (loss)	$1,433	$406	$(68)	$1,771
Total identified intangible amortization expense	$74	$11	$—	$85
Adjusted operating margin	38.6%	20.3%	N/A	31.2%

(a)Costs primarily include severance and lease exit charges for activities focused on workforce actions, rationalization of technology and functional resources, and reductions in real estate.
(b)Primarily reflects exit costs for the disposition of the Mercer U.K. pension administration and U.S. health and benefits administration businesses in 2024. Prior year reflects integration costs related to the Westpac superannuation fund transaction.
(c)Net gain on sale of the Mercer U.K. pension administration and U.S. health and benefits administration businesses. In 2023, the amount reflects a loss on sale of a small individual financial advisory business in Canada. These amounts are included in revenue in the consolidated statements of income and excluded from non-GAAP revenue and adjusted revenue used in the calculation of adjusted operating margin.
(d)Insurance and indemnity recoveries for a legacy JLT E&O matter relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(In millions, except per share data)
(Unaudited)
Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by the average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$1,424			$1,252
Less: Non-controlling interest, net of tax		24			17
Subtotal		$1,400	$2.82		$1,235	$2.47
Operating income adjustments	$49			$45
Investments adjustment	(1)			2
Pension settlement	1			—
Income tax effect of adjustments (a)	(11)			(16)
		38	0.07		31	0.06
Adjusted income, net of tax		$1,438	$2.89		$1,266	$2.53

(a)For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three Months Ended March 31
(Millions) (Unaudited)

	Three Months Ended March 31,
	2024	2023
Consolidated
Compensation and benefits	$3,470	$3,207
Other operating expenses	1,078	991
Total expenses	$4,548	$4,198

Depreciation and amortization expense	$99	$84
Identified intangible amortization expense	90	85
Total	$189	$169

Risk and Insurance Services
Compensation and benefits (a)	$2,118	$1,931
Other operating expenses (a)	590	580
Total expenses	$2,708	$2,511

Depreciation and amortization expense	$46	$37
Identified intangible amortization expense	79	74
Total	$125	$111

Consulting
Compensation and benefits (a)	$1,314	$1,235
Other operating expenses (a)	468	385
Total expenses	$1,782	$1,620

Depreciation and amortization expense	$37	$21
Identified intangible amortization expense	11	11
Total	$48	$32
(a)The Company reclassified certain prior period amounts between Compensation and benefits and Other operating expenses for each reporting segment for comparability purposes. The reclassification had no impact on consolidated or reporting segment total expenses.

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,452	$3,358
Cash and cash equivalents held in a fiduciary capacity	11,458	10,794
Net receivables	7,216	6,418
Other current assets	1,173	1,178
Total current assets	21,299	21,748

Goodwill and intangible assets	19,945	19,861
Fixed assets, net	877	882
Pension related assets	2,114	2,051
Right of use assets	1,494	1,541
Deferred tax assets	276	357
Other assets	1,567	1,590
TOTAL ASSETS	$47,572	$48,030

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,169	$1,619
Accounts payable and accrued liabilities	3,379	3,403
Accrued compensation and employee benefits	1,539	3,346
Current lease liabilities	310	312
Accrued income taxes	456	321
Dividends payable	349	—
Fiduciary liabilities	11,458	10,794
Total current liabilities	18,660	19,795

Long-term debt	12,300	11,844
Pension, post-retirement and post-employment benefits	747	779
Long-term lease liabilities	1,600	1,661
Liabilities for errors and omissions	324	314
Other liabilities	1,319	1,267

Total equity	12,622	12,370
TOTAL LIABILITIES AND EQUITY	$47,572	$48,030

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Three Months Ended March 31,
	2024	2023
Operating cash flows:
Net income before non-controlling interests	$1,424	$1,252
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	189	169
Non-cash lease expense	67	73
Share-based compensation expense	103	99
Net (gain) loss on investments, disposition of assets and other	(28)	27

Changes in assets and liabilities:
Accrued compensation and employee benefits	(1,779)	(1,670)
Provision for taxes, net of payments and refunds	209	189
Net receivables	(742)	(775)
Other changes to assets and liabilities	(59)	(29)
Contributions to pension and other benefit plans in excess of current year credit	(88)	(75)
Operating lease liabilities	(77)	(79)
Net cash used by operations	(781)	(819)
Financing cash flows:
Purchase of treasury shares	(300)	(300)
Borrowings from term-loan and credit facilities	—	250
Net proceeds from issuance of commercial paper	50	594
Proceeds from issuance of debt	989	589
Repayments of debt	(1,004)	(4)
Net issuance of common stock from treasury shares	(56)	(94)
Net distributions of non-controlling interests and deferred/contingent consideration	(19)	(14)
Dividends paid	(354)	(296)
Change in fiduciary liabilities	829	48
Net cash provided by financing activities	135	773
Investing cash flows:
Capital expenditures	(87)	(84)
Purchases of long term investments and other	(10)	(1)
Sales of long term investments	4	—
Dispositions	26	(20)
Acquisitions, net of cash and cash held in a fiduciary capacity acquired	(301)	(263)
Net cash used for investing activities	(368)	(368)
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(228)	152
Decrease in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(1,242)	(262)
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	14,152	12,102
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$12,910	$11,840

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
Balance at March 31,	2024	2023
(In millions)
Cash and cash equivalents	$1,452	$1,006
Cash and cash equivalents held in a fiduciary capacity	11,458	10,834
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$12,910	$11,840

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)
Non-GAAP revenue isolates the impact of foreign exchange rate movements and certain transaction-related items from the current period GAAP revenue. The non-GAAP revenue measure is presented on a constant currency basis, excluding the impact of foreign currency fluctuations. The Company isolates the impact of foreign exchange rate movements period over period, by translating the current period foreign currency GAAP revenue into U.S. Dollars based on the difference in the current and corresponding prior period exchange rates. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period over period comparisons of revenue and are consistently excluded from current and prior period GAAP revenues for comparability purposes. Percentage changes, referred to as non-GAAP underlying revenue, are calculated by dividing the period over period change in non-GAAP revenue by the prior period non-GAAP revenue.
The following table provides the reconciliation of GAAP revenue to non-GAAP revenue:

	2024				2023
Three Months Ended March 31,	GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue	GAAP Revenue	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue
Risk and Insurance Services
Marsh	$3,003	$6	$(39)	$2,970	$2,744	$—	$2,744
Guy Carpenter	1,148	(2)	(3)	1,143	1,071	(12)	1,059
Subtotal	4,151	4	(42)	4,113	3,815	(12)	3,803
Fiduciary interest income	122	—	(1)	121	91	—	91
Total Risk and Insurance Services	4,273	4	(43)	4,234	3,906	(12)	3,894
Consulting
Mercer (a)	1,425	8	(28)	1,405	1,344	(24)	1,320
Oliver Wyman Group	789	(4)	(10)	775	687	(1)	686
Total Consulting	2,214	4	(38)	2,180	2,031	(25)	2,006
Corporate Eliminations	(14)	—	—	(14)	(13)	—	(13)
Total Revenue	$6,473	$8	$(81)	$6,400	$5,924	$(37)	$5,887
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

	2024				2023
Three Months Ended March 31,	GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue	GAAP Revenue	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue
Marsh:
EMEA	$1,025	$(10)	$(1)	$1,014	$932	$—	$932
Asia Pacific	336	13	(19)	330	312	—	312
Latin America	125	3	(4)	124	115	—	115
Total International	1,486	6	(24)	1,468	1,359	—	1,359
U.S./Canada	1,517	—	(15)	1,502	1,385	—	1,385
Total Marsh	$3,003	$6	$(39)	$2,970	$2,744	$—	$2,744
Mercer:
Wealth (a)	$672	$2	$(62)	$612	$581	$1	$582
Health (a)	538	2	32	572	545	(25)	520
Career	215	4	2	221	218	—	218
Total Mercer	$1,425	$8	$(28)	$1,405	$1,344	$(24)	$1,320

(a)Acquisitions, dispositions and other in 2024 includes a net gain of $21 million from the sale of the U.K. pension administration and U.S. health and benefits administration businesses, that comprised of a $66 million gain in Wealth, offset by a $45 million loss in Health.